EXHIBIT 99.1

GSI Technology, Inc. Reports Fourth Quarter and Fiscal Year 2021 Results

SUNNYVALE, Calif., May 06, 2021 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its fourth fiscal quarter and fiscal year ended March 31, 2021.

Fourth Quarter and Fiscal Year 2021 Summary Financial Results Table
(in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	Mar. 31, 2021	Dec. 31, 2020	Mar. 31, 2020	Mar. 31, 2021	Mar. 31, 2020
Net revenues	$7,686	$6,763	$8,535	$27,729	$43,343
Gross margin (%)	50.2%	47.3%	52.5%	47.7%	58.5%
Operating expenses	$9,123	$8,348	$8,390	$34,481	$36,145
Operating loss	$(5,265)	$(5,151)	$(3,907)	$(21,264)	$(10,802)
Net loss	$(4,982)	$(5,216)	$(3,824)	$(21,505)	$(10,337)
Net loss per share, diluted	$(0.21)	$(0.22)	$(0.16)	$(0.91)	$(0.45)

Lee-Lean Shu, Chairman and Chief Executive Officer, commented, “The COVID-19 pandemic presented challenges and unexpected obstacles that impacted key operational areas and our sales efforts in fiscal year 2021. In the fourth quarter, revenue and gross margin improved sequentially, and we see improvement in our forecast trends for the new fiscal year.”

Mr. Shu continued, “The APU teams in the U.S., Taiwan, and Israel have worked tirelessly to continuously enhance Gemini-I’s functionality on both the hardware and software front. We now have a Leda board and Gemini chip ready to begin qualifications. The software team has expanded the libraries and applications. We have provided demonstrations of Gemini-I to several leading global companies in online marketplaces, natural language processing, and search while making inroads into new applications and opportunities. Increasingly, we are receiving recognition that Gemini-I is the in-memory solution that breaks the Von Neumann model, delivers better outcomes using significantly less power, for a lower total cost of ownership. In addition, I am pleased to report that earlier this week, we received a purchase order for our rad tolerant product. The PO is for demonstration satellites anticipated to be launched late this year, or early next year. Ultimately it is for a constellation. We hope to be able to say more in the coming quarters.”

Commenting on the outlook for GSI’s first quarter of fiscal 2022, Mr. Shu stated, “Our current expectations for the upcoming quarter are net revenues in a range of $8.1 million to $9.1 million, with gross margin of approximately 54% to 56%. We maintain an attractive balance sheet with a high cash balance and no debt. As we pursue customers for our radiation-tolerant and radiation-hardened SRAM products and develop the market for Gemini-I, I remain optimistic that we can land new revenue streams in fiscal year 2022 to grow our business and improve long-term shareholder value.”

Fiscal Year 2021 Summary Financials

For the fiscal year ended March 31, 2021, the Company reported a net loss of $(21.5 million) or $(0.91) per diluted share, on net revenues of $27.7 million, compared to net loss of $(10.3 million) or $(0.45) per diluted share, on net revenues of $43.3 million in the fiscal year ended March 31, 2020. Gross margin for fiscal 2021 was 47.7% compared to 58.5% in the prior year.

Total operating expenses were $34.5 million in fiscal 2021, a decrease of 4.6% from $36.1 million in fiscal 2020. Research and development expenses were $23.3 million, compared to $25.2 million in the prior fiscal year, and selling, general and administrative expenses were $11.1 million, compared to $10.9 million in fiscal 2020. The decrease in research and development expenses was primarily due a charge of $2.7 million during the third quarter of fiscal 2020 for purchased intellectual property that is being incorporating into the next generation of Gemini™ chips.

The operating loss for fiscal 2021 was $(21.3 million) compared to an operating loss of $(10.8 million) in the prior year. The increase in the operating loss was primarily due to the decrease in revenue and gross profit. The fiscal 2021 net loss included interest and other income of $94,000 and a tax provision of $335,000, compared to $712,000 in interest and other income and a tax provision of $247,000 a year ago.

Fourth Quarter Fiscal Year 2021 Summary Financials

The Company reported a net loss of $(5.0 million), or $(0.21) per diluted share, on net revenues of $7.7 million for the fourth quarter of fiscal 2021, compared to a net loss of $(3.8 million), or $(0.16) per diluted share, on net revenues of $8.5 million for the fourth quarter of fiscal 2020 and a net loss of $(5.2 million), or $(0.22) per diluted share, on net revenues of $6.8 million for the third quarter of fiscal 2021. Gross margin was 50.2% in the fourth quarter of fiscal 2021compared to 52.5% in the prior-year period and 47.3% in the preceding third quarter. The change in gross margin was primarily due to changes in the mix of products sold and the negative impact of manufacturing overhead on reduced revenues.

In the fourth quarter of fiscal 2021, sales to Nokia were $2.8 million, or 36.5% of net revenues, compared to $2.4 million, or 28.3% of net revenues, in the same period a year ago and $2.8 million, or 42.0% of net revenues, in the prior quarter. Military/defense sales were 22.5% of fourth quarter shipments compared to 30.9% of shipments in the comparable period a year ago and 26.0% of shipments in the prior quarter. SigmaQuad sales were 52.9% of fourth quarter shipments compared to 44.7% in the fourth quarter of fiscal 2020 and 62.0% in the prior quarter.

Total operating expenses in the fourth quarter of fiscal 2021 were $9.1 million, compared to $8.4 million in the fourth quarter of fiscal 2020 and $8.3 million in the prior quarter. Research and development expenses were $6.1 million, compared to $5.6 million in the prior-year period and $5.7 million in the prior quarter. Selling, general and administrative expenses were $3.0 million in the quarter ended March 31, 2021, compared to $2.8 million in the prior-year quarter and $2.6 million in the previous quarter.

Fourth quarter fiscal 2021 operating loss was $(5.3 million) compared to an operating loss of $(3.9 million) in the prior-year period and an operating loss of $(5.2 million) in the prior quarter. Fourth quarter fiscal 2021 net loss included interest and other expense of $(21,000) and a tax benefit of $304,000, compared to $148,000 in interest and other income and a tax provision of $65,000 for the same period a year ago. In the preceding third quarter, net loss included interest and other income of $25,000 and a tax provision of $90,000.

Total fourth quarter pre-tax stock-based compensation expense was $753,000 compared to $644,000 in the comparable quarter a year ago and $693,000 in the prior quarter.

At March 31, 2021, the Company had $54.0 million in cash, cash equivalents, and short-term investments and $5.8 million in long-term investments, compared to $66.6 million in cash, cash equivalents, and short-term investments and $4.1 million in long-term investments at March 31, 2020. Working capital was $56.0 million as of March 31, 2021, versus $70.9 million at March 31, 2020, with no debt.   Stockholders’ equity as of March 31, 2021 was $75.6 million compared to $89.6 million as of the fiscal year ended March 31, 2020.

Conference Call

GSI Technology will review its financial results for the quarter ended March 31, 2021 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, May 6, 2021. Please dial 1-866-269-4261 in the U.S. or 1-856-344-9207 for international approximately 10 minutes prior to the above start time and provide Conference ID 6971714. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where the event will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions. GSI's resources are focused on bringing new products to market that leverage existing core strengths, including radiation-hardened memory products for extreme environments and Gemini-I, the associative processing unit designed to deliver performance advantages for diverse artificial intelligence applications. GSI Technology is headquartered in Sunnyvale, California, and has sales offices in the Americas, Europe, and Asia. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly and fiscal year-end closing process. Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; global public health crises that reduce economic activity (including the ongoing COVID-19 global pandemic and the governmental and regulatory actions relating thereto); the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; and delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer relationships for the sale of such products. Many of these risks are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 global pandemic.   Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc. GSI Technology, Inc. Douglas M. Schirle Chief Financial Officer 408-331-9802

Hayden IR
Kim Rogers
Managing Director
385-831-7337
Kim@HaydenIR.com

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	March 31,	Dec. 31,	March 31,	March 31,	March 31,
	2021	2020	2020	2021	2020

Net revenues	$7,686	$6,763	$8,535	$27,729	$43,343
Cost of goods sold	3,828	3,566	4,052	14,512	18,000

Gross profit	3,858	3,197	4,483	13,217	25,343

Operating expenses:

Research & development	6,124	5,736	5,587	23,344	25,223
Selling, general and administrative	2,999	2,612	2,803	11,137	10,922
Total operating expenses	9,123	8,348	8,390	34,481	36,145

Operating loss	(5,265)	(5,151)	(3,907)	(21,264)	(10,802)

Interest and other income (expense), net	(21)	25	148	94	712

Loss before income taxes	(5,286)	(5,126)	(3,759)	(21,170)	(10,090)
Provision (benefit) for income taxes	(304)	90	65	335	247
Net loss	$(4,982)	$(5,216)	$(3,824)	$(21,505)	$(10,337)

Net loss per share, basic	$(0.21)	$(0.22)	$(0.16)	$(0.91)	$(0.45)
Net loss per share, diluted	$(0.21)	$(0.22)	$(0.16)	$(0.91)	$(0.45)

Weighted-average shares used in
computing per share amounts:

Basic	23,912	23,716	23,194	23,671	22,968
Diluted	23,912	23,716	23,194	23,671	22,968

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Twelve Months Ended
	March 31,	Dec. 31,	March 31,	March 31,	March 31,
	2021	2020	2020	2021	2020

Cost of goods sold	$86	$88	$73	$346	$257
Research & development	400	343	344	1,509	1,487
Selling, general and administrative	267	262	227	999	822
	$753	$693	$644	$2,854	$2,566

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 31, 2021	March 31, 2020
Cash and cash equivalents	$44,234	$51,506
Short-term investments	9,717	15,061
Accounts receivable	3,665	6,330
Inventory	4,343	4,282
Other current assets	1,487	1,934
Net property and equipment	7,328	8,119
Long-term investments	5,792	4,117
Other assets	11,046	11,212
Total assets	$87,612	$102,561

Current liabilities	$7,462	$8,260
Long-term liabilities	4,558	4,660
Stockholders' equity	75,592	89,641
Total liabilities and stockholders' equity	$87,612	$102,561